Exhibit 10(v)

The following table provides information relating to total compensation amounts paid to directors in 2008:

Director Compensation Table

Name	Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3) (4)	Non-Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.	Total
Rebecca M. Bergman (5)	2008	$40,172	$—	$228,444	$—	$—	$—	$268,616

David R. Harvey (6)	2008	250,000	—	113,190	—	—	—	363,190

W. Lee McCollum (7)	2008	96,102	65,520	113,190	—	—	—	274,812

Avi M. Nash (8)	2008	75,147	65,520	113,190	—	—	—	253,857

William C. O’Neil, Jr. (9)	2008	34,747	65,520	—	—	—	—	100,267

Steven M. Paul (10)	2008	67,758	65,520	113,190	—	—	—	246,468

J. Pedro Reinhard (11)	2008	85,446	65,520	113,190	—	—	—	264,156

Timothy R.G. Sear (12)	2008	65,759	65,520	113,190	—	—	—	244,469

D. Dean Spatz (13)	2008	81,315	65,520	113,190	—	—	—	260,025

Barrett A. Toan (14)	2008	70,500	65,520	113,190	—	—	—	249,210

(1)	Amounts listed represent payments for meeting attendance and annual retainer, which are described below under “Cash Compensation,” and the reimbursement of travel expenses.
(2)	Amounts listed represent the compensation cost for shares of our common stock that were awarded to non-employee directors on January 2, 2008. Each non-employee director as of January 2, 2008 received 1,200 shares of stock with a total fair value of $65,520 on the award date.
(3)	Represents the compensation cost of option awards, before reflecting assumed forfeitures, over the requisite vesting period, as described in Statement of Financial Accounting Standards No. 123(R), “Accounting for Stock-Based Compensation” (SFAS 123(R)). Options granted to directors vest over a three-month period. Amounts reflected within the table are different than the amounts recognized in the consolidated financial statements due to the assumed forfeiture rate reflected in the consolidated financial statements.
(4)	On May 6, 2008, Ms. Bergman received 20,000 options that had a total grant date fair value of $228,444. On May 7, 2008, Dr. Harvey and Messrs. McCollum, Nash, Paul, Reinhard, Sear, Spatz and Toan each received 10,000 options that each had a total grant date fair value of $113,190.
(5)	As of December 31, 2008, Ms. Bergman had 20,000 option awards outstanding.
(6)	Dr. Harvey received $250,000 as part of his employment agreement in 2008, which is discussed in further detail on pages 34-35. As of December 31, 2008, Dr. Harvey had 190,000 option awards outstanding.
(7)	As of December 31, 2008, Mr. McCollum had 76,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2008.
(8)	As of December 31, 2008, Mr. Nash had 40,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2008.
(9)	Mr. O’Neil retired from the Board of Directors in May 2008.
(10)	As of December 31, 2008, Dr. Paul had 30,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2008.
(11)	As of December 31, 2008, Mr. Reinhard had 76,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2008.
(12)	As of December 31, 2008, Mr. Sear had 50,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2008.
(13)	As of December 31, 2008, Mr. Spatz had 72,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2008.
(14)	As of December 31, 2008, Mr. Toan had 76,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2008.

Exhibit 10(v) (continued)

Cash Compensation

Directors who are employed by the Company receive no compensation or fees for serving as a director or for attending board or committee meetings. Directors who are not employed by the Company receive cash and stock compensation, as described below.

Except for Rebecca M. Bergman, each non-employee director received retainer fees of $45,000 in 2008 for being a member of the Board and its Committees. In May 2008, the Board voted to increase the retainer fee to $50,000 from $40,000, thus the retainer fee for the second half of 2008 was $25,000. Ms. Bergman, who was elected to the Board in May 2008, received reduced retainer fees of $25,000 in 2008. In addition, each non-employee director also received a fee for his or her participation in Board and Committee meetings. The following table provides information related to the meeting fees paid to non-employee directors:

	Board of Directors	Audit Committee (1)	Compensation Committee (2)	Corporate Governance Committee (2)
Participation in person (3)	$3,000	$1,000	$1,000	$1,000

Participation via conference call	$1,500	$500	$500	$500

(1)	During 2008, the Audit Committee Chairman received $4,000 for every meeting attended in person and $2,000 for every conference call in which he participated.
(2)	During 2008, the Compensation and Corporate Governance Committee Chairmen each received $2,000 for every meeting attended in person and $1,000 for every conference call in which they participated.
(3)	Non-employee directors participating in person at meetings also received reimbursement of travel expenses.

Stock Compensation

Pursuant to the Company’s 2003 Long-Term Incentive Plan, the Company currently provides non-employee directors with stock compensation as follows:

•	Newly elected directors will be granted options to acquire 20,000 shares of common stock upon the date of his or her initial election to the Board;

•

Eligible directors serving on the Board on the day after any annual shareholder meeting, who have served on the Board for at least six months prior to the annual meeting, will be granted options to acquire 10,000 shares of common stock on such date; and

•	Each non-employee director is awarded 1,200 shares of common stock on January 1st of each fiscal year.

Seven of the eight existing non-employee directors received options to purchase 10,000 shares of common stock in 2008. Ms. Bergman received options to purchase 20,000 shares of common stock immediately after being elected to the Board in May 2008. If elected at the 2009 annual meeting, all eight continuing non-employee directors will receive options to purchase 10,000 shares of common stock the day after the meeting. The option exercise price per share is equal to the fair market value, or the closing stock price, of the common stock on the date the option is granted. No option will vest or may be exercised to any extent until the holder has continually served as a director for at least three months from the date of grant, provided that such options will vest and become exercisable upon termination of service by reason of death, disability or retirement, subject to the terms and conditions of the plan. The options expire ten years from the date of grant.

Except for Ms. Bergman, each existing non-employee Director received 1,200 shares of common stock on January 2, 2008. Each existing non-employee Director received 1,200 shares of common stock on January 2, 2009.